EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the 2005 Incentive Plan of Emerge Capital Corp, of our report dated April 8, 2006 relating to the financial statements that appear in Emerge Capital Corp’s Annual Report on Form 10-QSB for the year ended December 31, 2005.

/s/ Thomas Leger & Co., L.L.P.

Thomas Leger & Co., L.L.P.
Houston, Texas
May 31, 2006